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                         [FENWICK & WEST LETTERHEAD]


                               February 8, 1995


INTUIT INC.
P.O. Box 3014
Menlo Park, California 94026-3014

        Attention: Board of Directors

                Re: EXHIBIT TAX OPINION FOR MERGER TRANSACTION INVOLVING MICROSOFT CORPORATION AND INTUIT INC.

Dear Sir or Madam:

                We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed merger involving Microsoft Corporation, a corporation organized and existing under the laws of the State of Washington ("MICROSOFT"), M/I Acquisition Corporation, a corporation organized and existing under the laws of the State of Washington ("M/I"), and Intuit Inc., a corporation organized and existing under the laws of the State of Delaware ("INTUIT").

                The merger is structured as a statutory merger of M/I with and into INTUIT, with INTUIT surviving the merger and becoming a wholly-owned subsidiary of MICROSOFT pursuant to the applicable corporate laws of the States of Washington and Delaware and in accordance with that certain Agreement and Plan of Reorganization among MICROSOFT, M/I, and INTUIT, dated October 13, 1994 as amended (the "AGREEMENT") and exhibits thereto. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement. Our opinion has been requested in connection with the filing of a registration statement with the Securities and Exchange Commission on November 19, 1994 on Form S-4, which includes therein, a Preliminary Joint Proxy Statement/Prospectus, in connection with the Merger (as thereafter amended at any time to and including the date hereof (the "REGISTRATION STATEMENT")).

                For the purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

                1.    The Agreement (including exhibits thereto);


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Board of Directors
Intuit, Inc.
February 8, 1995
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        2.      A Certificate of Officer of Microsoft Cororation dated February
8, 1995 signed by an authorized officer of Microsoft and delivered to us from Microsoft and incorporated herein by reference;

        3. A Certificate of Officer of Intuit Inc. dated February 8, 1995 signed by an authorized officer of Intuit and delivered to us from Intuit and incorporated herein by reference;

        4. Those certain Intuit Inc. Affiliates Agreements between Microsoft and certain Intuit shareholders and insiders dated October 13, 1994; and

        5. Such other instruments and documents related to the formation, organization and operation of Microsoft and Intuit or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

        (1) Original documents (including signature) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        (2) Any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

        (3)     The Merger will be effective under the applicable state law;

        (4) There is no plan or intention on the part of any INTUIT shareholder who owns five percent or more of INTUIT stock or is an officer or director of INTUIT, and there is no plan or intention on the part of the remaining INTUIT shareholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition (a "SALE") of (a) shares of MICROSOFT Common Stock to be issued to INTUIT shareholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Date of the Merger, in excess of fifty-percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of INTUIT stock, or
(b) more than fifty-percent (50%) of the shares of MICROSOFT Common Stock to be received in exchange for INTUIT stock in the Merger.

        (5) Following the Merger, Intuit wil continue its historic business or use a significant portion of its historic business assets in a business;

        (6) To the extent any expenses relating to the Merger (or the "PLAN OF REORGANIZATION" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are




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Board of Directors
Intuit, Inc.
February 8, 1995
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funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and

                (7) No outstanding indebtedness of Microsoft or Intuit has or will represent equity for tax purposes (including without limitation any loans from Microsoft to Intuit); no outstanding equity of Microsoft or Intuit has represented or will represent indebtedness for tax purposes; no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire Microsoft capital stock (or to share in the appreciation thereof) constitutes or will constitute "STOCK" for purposes of Section 368(c) of the Code.

                Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, our opinion is that, if the Merger is consummated in accordance with the provisions of the Agreement and the exhibits thereto, the Merger of Intuit with and into Microsoft, with Microsoft surviving the Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that Microsoft, M/I and Intuit each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "SERVICE") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the federal income tax laws.

                Our opinion concerning certain of the federal tax consequences of the Merger is limited to the specific federal tax consequence presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the federal income tax attributes of Intuit or Microsoft (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of Intuit or Microsoft); (ii) any transaction in which Intuit Common Stock is acquired or Microsoft Common Stock is disposed; (iii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of Intuit Common Stock; (iv) the effects of the Merger and Microsoft's substitution of options to acquire Intuit Common Stock with options to purchase Microsoft Common Stock or the holders of such options under any Intuit employee stock option or stock purchase plan; (v) the effects of the Merger on any Intuit Common Stock acquired by the holder thereof in exchange for stock acquired subject to the provision of Section 83(a) of the Code; (vi) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; and (vii) the


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Board of Directors
Intuit, Inc.
February 8, 1995
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application of the collapsible corporation provisions of Section 341 of the
Code to Microsoft or Intuit as a result of the Merger.

        In addition to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "CERTAIN FEDERAL INCOME TAX MATTERS" contained in the Registration Statement and believe that such information fairly presents the current federal income tax law applicable to the Merger, and the material tax consequences to Microsoft and Intuit and their shareholders as a result of the Merger.

        No ruling has been or will be requested from the Service concerning the federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representations, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

        This opinion is being delivered solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears.

                                          Very truly yours,

                                          /s/ FENWICK & WEST

                                          FENWICK & WEST
                                          A Law Partnership Including
                                          Professional Corporations

WTR/169990